                                   EXHIBIT 2.2
                                FUTURELINK CORP.
October 29, 1999

Matthew Schumacher
Michael Schumacher
Dean Schumacher
Async Technologies, Inc.
2065 E. West Maple Road
Suite C-304
Walled Lake, Michigan 48390

                  Re: Prospective merger of Async Technologies, Inc. with and into FutureLink Michigan Acquisition Corp.

Dear Matthew:

                  Reference is hereby made to that certain Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of September 7, 1999 and entered by and among FutureLink Distribution Corp., a Colorado corporation (since reincorporated as FutureLink Corp., a Delaware corporation, and hereinafter referred to as "Parent" for the purposes of the Merger Agreement and this Addendum thereto), FutureLink Michigan Acquisition Corp., a Delaware corporation, Async Technologies, Inc., a Michigan corporation, Async Technical Institute, Inc. (which has since been wound-up into Company), Matthew J. Schumacher, Michael K. Schumacher and Dean P. Schumacher. Capitalized terms contained herein but otherwise not defined shall have the definition ascribed to them in the Merger Agreement.

                  The parties to the Merger Agreement hereby agree that the first sentence of Section 1.2 of the Merger Agreement, as presently existing, is hereby deleted and the following substituted therefor:

                  "The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after a written satisfaction or waiver of each of the conditions set forth in Article VII hereof shall have been received by the Company or Parent, as the case may be, which date shall not be later than November 15, 1999 (the "Closing Date")."

                  The parties to the Merger Agreement hereby agree that Parent shall not complete any other material acquisition (valued at greater than $10,000,000) between the date hereof and November 15, 1999, except for the acquisition of CN Networks, Inc. of Pleasanton, California by the Parent which has been previously disclosed by Parent to Company and the Company Shareholder. The parties further agree that this prohibition on Parent's actions shall not include preliminary actions by Parent to acquire other entities, merely the completion of any other material acquisition transactions (other than the Parent's intended acquisitions of CN Networks, Inc. and the Company).

                                           FUTURELINK CORP.,
                                           A Delaware corporation


                                           By:  [signed: R. Kilambi]
                                           Name: Raghunath Kilambi
                                           Title: Chief Financial Officer

                                           [signatures continued on next page]

                                           FUTURELINK MICHIGAN
                                           ACQUISITION CORP.,
                                           A Delaware corporation


                                           By:  [signed: R. Kilambi]
                                           Name: Raghunath Kilambi
                                           Title: Chief Financial Officer



ACCEPTED AND AGREED BY:

ASYNC TECHNOLOGIES, INC.,
a Michigan corporation

By:    [signed: Matthew J. Schumacher]
Name: Matthew J. Schumacher
Title:  President


 [signed: Matthew J. Schumacher]
MATTHEW J. SCHUMACHER


  [signed: Michael K. Schumacher]
MICHAEL K. SCHUMACHER


  [signed: Dean P. Schumacher]
DEAN P. SCHUMACHER


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